MANAGEMENT CONSULTING SERVICES AGREEMENT

THIS MANAGEMENT CONSULTING SERVICES AGREEMENT is made and dated for reference effective as at January 1, 2007 (the “Effective Date”).

AMONG:

PLURIS ENERGY GROUP INC., a company incorporated under the laws of the State of Nevada, U.S.A., and having an executive office and an address for notice and delivery located at 10777 Westheimer, Suite 1100, Houston, Texas, USA, 77042

(the “Company”)

AND:

PLURIS ENERGY GROUP INC., a company incorporated under the laws of the British Virgin Islands, and also having an executive office and an address for notice and delivery located at 10777 Westheimer, Suite 1100, Houston, Texas, USA, 77042

(the “Subsidiary Company”, and together with the Company, the “Companies”)

AND:

BRIAN FIDDLER, having an address for notice and delivery located at Suite 2703, 550 Pacific Street, Vancouver, British Columbia V6Z 3G2 Canada

(the “Consultant”)

WHEREAS:

A.                          The Company is incorporated under the laws of the State of Nevada, U.S.A., has a class of securities registered with the United States Securities and Exchange Commission and has its common shares (the “Common Shares”) listed for trading on the NASD Over-The-Counter Bulletin Board;

B.                          The Subsidiary Company is a subsidiary of the Company and is incorporated under the laws of the British Virgin Islands;

C.                          The Company, the Subsidiary Company, and the Consultant wish to enter into a Management Consulting Services Agreement pursuant to which the Consultant will render services to the Company and to the Subsidiary Company upon certain terms and conditions as set out herein; and

NOW THEREFORE, in consideration of the mutual covenants and provisos herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1                        Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases will have the following meanings:

(a)

“Agreement” means this Management Consulting Services Agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof, together with any Schedules attached hereto;

(b)	“Board of Directors” means the Board of Directors of each or either of the Company and the Subsidiary Company as duly constituted from time to time;
(c)	“Business” means oil and gas development and production;
(d)	“business day” means any day during which Canadian Chartered Banks are open for business in the City of Vancouver, Province of British Columbia;
(e)	“Change in Control” means, in relation to Section 4.5 herein, the occurrence of any of the following events:
(i)

the acquisition, whether direct or indirect, of voting shares of the Company in excess of 30% of the issued and outstanding voting shares of the Company by a person or group of persons acting in concert, other than through any compensation or incentive based plan adopted by the Company and other than by persons who are, or who are controlled by, the existing shareholders of the Company;

(ii)

any change or changes in the composition of the Board of Directors of the Company from the Effective Date such that less than a majority of the Board of Directors continues to consist of Directors who are continuing Directors

(each a “Continuing Director”). In this regard Continuing Director means an individual who is a member of the Board of Directors as of the Effective Date, or who becomes a member of the Board of Directors subsequent to the Effective Date with the approval of a majority of the Directors who were Continuing Directors as of the Effective Date;

(iii)

a merger of the voting shares of the Company where the voting shares of the resulting merged company are owned or controlled by shareholders of whom more than 30% are not the same as the shareholders of the Company immediately prior to the merger; or

(iv)	a sale by the Company of substantially all of the assets of the Company to an entity that is not controlled by either the shareholders of the Company or by the Company;
(f)

“Gross Market Capital Increase” means the number of shares issued and outstanding multiplied by the market price on any given date less the number of shares issued and outstanding multiplied by the market capital price on any given date;

(g)	“Option” means stock options to purchase Common Shares;
(h)

“Parties” or “Party” means, individually and collectively, the Company, the Subsidiary Company, and/or the Consultant hereto, as the context so requires, together with each of their respective successors and permitted assigns as the context so requires;

(i)	“Regulatory Approval” means the acceptance for filing, if required, of the transactions contemplated by this Agreement by the Regulatory Authorities;
(j)

“Regulatory Authorities” and “Regulatory Authority” means, either singularly or collectively as the context so requires, such regulatory agencies that have jurisdiction over the affairs of either of the Company, the Subsidiary Company. and/or the Consultant and including, without limitation, and where applicable, the British Columbia Securities Commission, the United States Securities and Exchange Commission, NASD and all regulatory authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated by this Agreement;

(k)	“Stock Appreciation Rights” has the meaning ascribed in the Company’s Equity Incentive Plan.

1.2                        Interpretation. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the words “herein”, “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

(b)	any reference to an entity will include and will be deemed to be a reference to any entity that is a permitted successor to such entity;
(c)	words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa; and
(d)	the headings appearing in this Agreement have been inserted for convenience of reference only and in no way define, limit, or enlarge the scope or meaning of the provisions of this Agreement.

ARTICLE 2

FORMER AGREEMENT AND

GENERAL SERVICES AND DUTIES OF THE CONSULTANT

2.1                        General Services. During the continuance of this Agreement the Companies hereby agree to retain the Consultant to provide the services as the Chief Financial Officer of each of the Companies. The Consultant hereby agrees to be subject to the direction and supervision of, and to have the authority as is delegated to the Consultant by, the Board of Directors of the Company consistent with such positions, and the Consultant also agrees to provide such related services as the Board of Directors will reasonably assign to the Consultant from time to time and as may be necessary for the ongoing maintenance and development of the Companies’ various Business interests during the continuance of this Agreement (collectively, the “General Services”).

2.2                        Part-Time Provision of General Services. The Parties expressly acknowledge and agree that the Consultant will commit and provide to the Companies the General Services on a part-time basis during the continuance of this Agreement and in consideration for the provision of the General Services, the Company agrees to pay and provide to the order and direction of the Consultant each of the proposed Fees, bonuses, Expenses, applicable payment reimbursements, Options, Vacation pay, Benefits and Severance Package in accordance with Article 3 and Article 4 herein.

2.3                        Additional duties respecting the General Services. Without in any way limiting the generality of the General Services as set forth in Section 2.1 herein, the Parties further acknowledge and agree that Consultant will, during the continuance of this Agreement:

(a)	devote reasonably the required consulting time to the provision of the General Services as may be determined and required by the Board of Directors;
(b)	perform the General Services faithfully, diligently, to the best of the its abilities and in the best interests of the Companies; and
(c)	at all times prioritize its consulting time for the Companies in accordance with this Section 2.3.

2.4                        Adherence to rules and policies of the Companies. The Consultant and agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of the Companies and any changes thereto which may be adopted from time to time as such rules, regulations, instructions, personnel practices and policies may be reasonably applied to the Consultant as the Senior Vice President, Corporate Development of each of the Companies.

2.5                        Allocation of Time. The Consultant and the Companies hereby agree that the Consultant will divide its time to the Company and the Subsidiary Company on an equal basis.

ARTICLE 3

EFFECTIVENESS, TERMINATION AND SEVERANCE

3.1                        Effectiveness of the Agreement. This Agreement commences on the Effective Date but is subject at all times to the Companies’ prior receipt, if required, of Regulatory Approval from each of the Regulatory Authorities to the terms and conditions of and the transactions contemplated by this Agreement.

3.2                        Termination without cause by the Companies. Notwithstanding any other provision herein, the Companies may terminate this Agreement without cause at any time after the Effective Date upon their delivery to the Consultant of prior written notice of their intention to do so (the “Notice of Termination”) at least 30 calendar days prior to the effective date of any such termination (the “Effective Termination Date”).

3.3                        Ongoing Obligations of Consultant. If the Companies terminate this Agreement pursuant to Section 3.2 above, the Consultant’s ongoing obligation to provide the General Services will continue only until the Effective Termination Date and the Companies will continue to pay to the Consultant all amounts otherwise payable to the Consultant under Article 4 herein until the Effective Termination Date (including, but without limiting any of the amounts payable under Article 4 herein, a pro rata portion of any Fees, bonuses, Vacation pay and Benefits).

3.4                        Termination without cause by the Consultant. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by the Consultant without cause at any time after the Effective Date and during the continuance of this Agreement upon the Consultant’s delivery to the Companies of prior written notice of its intention to do so at least 30 calendar days prior to the effective date of any such termination (herein also the “Effective Termination Date”).

(a)	all of the amounts due and payable to the Consultant by the Companies pursuant to Article 4 herein until the Effective Termination Date.

3.5                        Termination for cause by any Party. Notwithstanding any other provision of this Agreement, this Agreement may be terminated by any Party hereto at any time upon written notice to the other Parties of such Party’s intention to do so at least 30 calendar days prior to the effective date of any such termination (herein also the “Effective Termination Date”), and damages sought, if:

(a)

the defaulting Party fails to cure a material breach of any provision of this Agreement within 30 calendar days from its receipt of written notice from said Party (unless such material breach cannot be reasonably cured within said 30 calendar days and the defaulting Party is actively pursuing to sure said material breach);

(b)

the defaulting Party is willfully non-compliant in the performance of its respective duties under this Agreement within 30 calendar days from its receipt of written notice from said Party (unless such willful non-compliance cannot be reasonably corrected within said 30 calendar days and the defaulting Party is actively pursuing to cure said willful non-compliance);

(c)	the defaulting Party commits fraud or serious neglect or misconduct in the discharge of its respective duties hereunder or under the law; or
(d)

the defaulting Party becomes adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such involuntary petition is not dismissed within 30 calendar days.

In this regard, and in the event that either of the Companies terminates this Agreement at any time for cause by providing 30 calendar days’ prior written notice to the Consultant with respect to either of Section 3.5(a) or (b) only herein, the Company will pay to the Consultant all of the amounts otherwise due or payable to the Consultant by the Company pursuant to Article 4 herein until the Effective Termination Date (the “Advance”); and which Advance may then be utilized by the Consultant to either cure or correct any material breach or willful non-compliance consequent thereon; failing which the Company may then offset or claim any such Advance as against any other amounts which may then be due and owing by the Company to the Consultant under the terms and conditions of this Agreement.

In this regard, and in the event that the Consultant terminates this Agreement at any time for cause by providing 30 calendar days’ prior written notice to the Company with respect to either of Section 3.5(a)or (b) only herein, the Company will also pay to the Consultant all of the amounts otherwise due or payable to the Consultant by the Company pursuant to Article 4 herein until the Effective Termination Date as an Advance. In addition, and should it then be either agreed by the Company or determined by a court of competent jurisdiction that the Consultant had, in fact, appropriately terminated this Agreement for cause, the Company will then be obligated to provide and pay to the Consultant all of the amounts which comprise the Severance Package in the manner as set forth in Section 3.2 herein.

3.6                        Disability or death and Advance. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time by any Party within 30 calendar days after the death or disability of the Consultant, as a without fault termination (the resulting effective date of any such termination being herein also the “Effective Termination Date”). For the purposes of this Agreement the term “disability” will mean the Consultant will have been unable to provide the General Services contemplated under this Agreement for a period of 60 calendar days, whether or not consecutive, during any 360 calendar day period, due to a physical or mental disability. A determination of disability will be made by a physician satisfactory to both the Consultant and the Company; provided that if the Consultant and the Company do not agree on a physician, the Consultant and the Company will each select a physician and these two together will select a third physician whose determination as to disability will be binding on all Parties. In the event that the Consultant’s employment is terminated by death or because of disability pursuant to this Agreement, the Company will pay to the estate of the Consultant or to the Consultant, as the case may be:

(a)	all amounts to which the Consultant would otherwise be entitled under Article 4 herein until the Effective Termination Date.

3.7                        Effect of termination. Terms of this Agreement relating to accounting, payments, confidentiality non-compete, accountability for damages or claims, and all other matters reasonably extending beyond the terms of this Agreement and to the benefit of the Parties hereto or for the protection of the Business of the Companies will survive the termination of this Agreement, and any matter of interpretation thereto will be given a wide latitude in this regard. In addition, and without limiting the foregoing, each of Sections 3.2, 3.4, 3.5, and 3.6 herein will survive the termination of this Agreement.

ARTICLE 4

GENERAL SERVICES COMPENSATION OF THE CONSULTANT

4.1                        Fees. It is hereby acknowledged and agreed that the Consultant will render the General Services during the continuance of this Agreement and will thus be compensated by the Company and the Subsidiary Company from the effective date of this Agreement to the termination of the same as follows:.

(a)

by way of the payment by the Company to the Consultant, or to the further order or direction of the Consultant as the Consultant may determine, in the Consultant’s sole and absolute discretion, and advise the Company of prior to such payment, of the gross monthly fee $5,500 (the “Fees”) all such Fees will be due and payable by the Company to the Consultant, or to the further order or direction of the Consultant, and advise the Company of prior to any such fee payment, on the final business day of the month of the monthly period of service during the continuance of this Agreement. In the event that the Subsidiary Company becomes a public company and acquires the assets of the Company then all obligations of the Company pursuant to this Article will be assumed by the Subsidiary Company;

(b)	an annual minimum earn-in award as follows:
(i)	Year 1
A.	100,000 Stock Appreciation Rights with an exercise price equal to the closing price of the Common Shares on the date of grant;
B.	100,000 Options with an exercise price equal to the closing price of the Common Shares on the date of grant;
(ii)	Year 2
A.	125,000 Stock Appreciation Rights with an exercise price equal to the closing price of the Common Shares on the date of grant;
B.	125,000 Options with an exercise price equal to the closing price of the Common Shares on the date of grant;
(iii)	Year 3
A.	150,000 Stock Appreciation Rights with an exercise price equal to the closing price of the Common Shares on the date of grant;
B.	150,000 options with an exercise price equal to the closing price of the Common Shares on the date of grant;

(iv)	Year 4
A.	175,000 Stock Appreciation Rights with an exercise price equal to the closing price of the Common Shares on the date of grant;
B.	175,000 Options with an exercise price equal to the closing price of the Common Shares on the date of grant;
(v)	Year 5
A.	200,000 Stock Appreciation Rights with an exercise price equal to the closing price of the Common Shares on the date of grant;
B.	200,000 Options with an exercise price equal to the closing price of the Common Shares on the date of grant

(collectively, the “Equity Awards”).

4.2                        Bonuses and Options The Company will pay to the Consultant, at the sole discretion of the Board, such bonuses and will grant to the Consultant, when available and subject to each of the rules and policies of the regulatory authorities and applicable securities legislation and the terms and conditions of the Company’s then existing compensation plan, Options. The amount and extent of such bonus or grant of Options will be determined after taking into consideration the Company’s and the Consultant’s performance.

4.3                        Reimbursement of Expenses. It is hereby acknowledged and agreed that the Consultant will also be reimbursed for all direct, reasonable expenses actually and properly incurred by the Consultant for the benefit of the Companies (the “Expenses”); and which Expenses, it is hereby acknowledged and agreed, will be payable by the Companies to the order, direction and account of the Consultant as the Consultant may designate in writing, from time to time, as soon as conveniently possible after the prior delivery by the Consultant to such of the Companies of written substantiation on account of each such reimbursable Expense.

4.4                        Benefits. It is hereby acknowledged and agreed that, during the continuance of this Agreement, the Consultant will be entitled to participate fully in each of the Companies’ respective medical services plans and management and employee benefits program(s) (collectively, the “Benefits”).

4.5                        Change in Control In the event of a Change in Control, all Options and Stock Appreciation Rights which have not yet vested will immediately vest and become exercisable by the Consultant and the Consultant will be entitled to receive, in addition to all other compensation set out in Article 4 hereof, the following:

(a)

a severance cash payment equating to an aggregate of 3 months of the monthly fee then payable by the Companies to the Consultant on the Effective Termination Date, payable within 10 business days of the Effective Termination Date;

(b)

confirmation that all of the Consultant’s then Benefits and insurance coverage pursuant to Sections 4.4 and 6.2 would be extended to the Consultant for a period ending three months from the Effective Termination Date.

4.6                        Spin-Off Provision. The Company and the Subsidiary Company covenant and agree that if the Subsidiary Company is spun-off by the Company to become a separate company, then:

(a)

the Company and Subsidiary Company will take all necessary steps to ensure that the Subsidiary Company assumes all obligations under this Agreement, including without limitation the obligation to pay the Fees and to issue the Equity Awards from the date that the spin-off of the Subsidiary Company is consummated; and

(b)

the Subsidiary Company will take all necessary steps to ensure that the Consultant is issued such number of Options and Stock Appreciation Rights (on an equivalent percentage basis) of the Subsidiary Company as the Consultant holds on the date that the spin-off of the Subsidiary Company is consummated.

ARTICLE 5

ADDITIONAL OBLIGATIONS OF THE CONSULTANT

5.1                        Reporting. At such time or times as may be required by the Board of Directors of each of the Companies, acting reasonably, the Consultant will provide the Board of Directors with such information concerning the results of the Consultant’s General Services and activities hereunder for the previous month as the Board of Directors may reasonably require.

5.2                        No conflict, no competition and non-circumvention. During the continuance of this Agreement, the Consultant will not engage in any business or activity which reasonably may detract from or conflict with the Consultant’s respective duties and obligations to the Companies as set forth in this Agreement without the prior written consent of the Board of Directors of the Companies. In addition, during the continuance of this Agreement and for a period of at least 18 months following the termination of this Agreement for any reason whatsoever the Consultant will not engage in any business or activity whatsoever which reasonably may be determined by the Board of Directors, in its sole and absolute discretion, to compete with any portion of the Business interests as contemplated hereby without the prior written consent of the Board of Directors. Furthermore, the Consultant hereby acknowledges and agrees, for a period of at least six months following the termination of this Agreement for any reason whatsoever, not to initiate any contact or communication directly with either of the Companies or any of their respective subsidiaries, as the case may be, together with each of their respective directors, officers, representatives, agents or employees, without the prior written consent of the Board of Directors and, notwithstanding the generality of the foregoing, further acknowledges and agrees, even with the prior written consent of the Board of Directors to such contact or communication, to limit such contact or communication to discussions outside the scope of any confidential information (as herein determined). For the purposes of the foregoing the Consultant hereby recognizes and agrees that a breach by the Consultant of any of the covenants herein contained would result in irreparable harm and significant damage to the Companies that would not be adequately compensated for by monetary award. Accordingly, the Consultant agrees that, in the event of any such breach, in addition to being entitled as a matter of right to apply to a Court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, the Consultant will also be liable to the Companies, as liquidated damages, for an amount equal to the amount received and earned by the Consultant as a result of and with respect to any such breach. The Parties hereby acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a Court of competent jurisdiction as being unreasonable, the Parties agree that said Court will have authority to limit such restrictions, activities or periods as the Court deems proper in the circumstances. In addition, the Parties further acknowledge and agree that all restrictions or obligations in this Agreement are necessary and fundamental to the protection of the Business interests and are reasonable and valid, and all defenses to the strict enforcement thereof by the Consultant are hereby waived.

5.3                        Confidentiality. The Consultant will not, except as authorized or required by the Consultant’s duties hereunder, reveal or divulge to any person or companies any information concerning the organization, business, finances, transactions or other affairs of the Companies or of any of the Companies’ respective subsidiaries which may come to the Consultant’s knowledge during the continuance of this Agreement, and the Consultant will keep in complete secrecy all confidential information entrusted to the Consultant and will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Companies’ respective Business interests. This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain.

5.4                        Compliance with applicable laws. The Consultant will comply with all Canadian, U.S. and foreign laws, whether federal, provincial or state, applicable to the Consultant’s duties hereunder and, in addition, hereby represents and warrants that any information which the Consultant may provide to any person or company hereunder will, to the best of the Consultant’s knowledge, information and belief, be accurate and complete in all material respects and not misleading, and will not omit to state any fact or information which would be material to such person or company.

5.5                        Opinions, reports and advice of the Consultant. The Consultant acknowledges and agrees that all written and oral opinions, reports, advice and materials provided by the Consultant to the Companies in connection with the Consultant’s engagement hereunder are intended solely for the Companies’ benefit and for the Companies’ uses only, and that any such written and oral opinions, reports, advice and information are the exclusive property of the Companies. In this regard the Consultant covenants and agrees that the Companies may utilize any such opinion, report, advice and materials for any other purpose whatsoever and, furthermore, may reproduce, disseminate, quote from and refer to, in whole or in part, at any time and in any manner, any such opinion, report, advice and materials in the Companies’ sole and absolute discretion. The Consultant further covenants and agrees that no public references to the Consultant or disclosure of the Consultant’s role in respect of the Companies may be made by the Consultant without the prior written consent of the Board of Directors of the Company in each specific instance and, furthermore, that any such written opinions, reports, advice or materials will, unless otherwise required by the Board of Directors, be provided by the Consultant to the Companies in a form and with such substance as would be acceptable for filing with and approval by any Regulatory Authority having jurisdiction over the affairs of the Company from time to time.

5.6                        Consultant’s business conduct. The Consultant warrants that the Consultant will conduct the business and other activities in a manner which is lawful and reputable and which brings good repute to the Companies, the Business interests and the Consultant. In particular, and in this regard, the Consultant specifically warrants to provide the General Services in a sound and professional manner such that the same meets superior standards of performance quality within the standards of the industry or as set by the specifications of the Companies. In the event that either of the Companies has a reasonable concern that the business as conducted by the Consultant is being conducted in a way contrary to law or is reasonably likely to bring disrepute to the Business interests or to the Companies’ or the Consultant’s reputation, the Companies may require that the Consultant make such alterations in the Consultant’s business conduct or structure, whether of management or Board representation or Consultant or sub-licensee representation, as the Board of Directors may reasonably require, in its sole and absolute discretion, failing which the Company, in its sole and absolute discretion, may terminate this Agreement upon 30 calendar days’ prior written notice to the Consultant. In the event of any debate or dispute as to the reasonableness of the Board of Directors of the Company’s request or requirements, the judgment of the Board of Directors will be deemed correct until such time as the matter has been determined by arbitration in accordance with 6.7 herein.

ARTICLE 6

INDEMNIFICATION, INSURANCE AND LEGAL PROCEEDINGS

6.1                        Indemnification. The Companies hereby agree to indemnify and save harmless the Consultant and its employees (the “Indemnified Parties”) from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatever nature or kind and to the extent allowed by law and including, without limitation, any investigation expenses incurred by the Consultant, to which the Consultant may become subject by reason only of the performance by the Consultant of the General Services under this Agreement; provided, however, that this indemnity will only apply if the General Services are performed faithfully, diligently, to the best of the Consultant’s abilities and in the best interests of the Companies. This indemnity will not apply in respect of the Consultant in the event and to the extent that a Court of competent jurisdiction in a final judgment will determine that the Consultant was grossly negligent or guilty of willful misconduct.

6.2                        Insurance. During the continuance of this Agreement it is hereby acknowledged and agreed that the Company will use its best efforts to seek and obtain directors’ and officers’ liability insurance (the “Insurance”) for its Board of Directors and Senior Officers which in no case will be less than the insurance which a reasonable and prudent businessman carrying on a similar line of business would acquire from time to time. In connection with the foregoing it is hereby further acknowledged and agreed that any such Insurance will be placed with a reputable and financially secure insurance carrier and will include the Company as an additional insured and will provide primary coverage with respect to the activities contemplated by this Agreement. Furthermore, it is also intended that any such Insurance policy(ies) will include severability of interest and cross-liability provisions and will provide that the policy(ies) will not be canceled or materially altered except upon at least 30 calendar days’ prior written notice to each of the relevant parties thereto.

6.3                        No Indemnification. This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a Court of competent Jurisdiction in a final judgment will determine that the Indemnified Party was grossly negligent or guilty of willful misconduct.

6.4                        Claim of Indemnification. The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

6.5                        Notice of Claim. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against either of the Parties hereto, the Indemnified Party will give both Parties hereto prompt written notice of any such action of which the Indemnified Party has knowledge and the relevant Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified

Party affected and the relevant Party and the payment of all expenses. Failure by the Indemnified Party to so notify will not relieve the relevant Party of such relevant Party’s obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the relevant Party of substantive rights or defenses.

6.6                        Settlement. No admission of liability and no settlement of any action will be made without the consent of each of the Parties hereto and the consent of the Indemnified Party affected, such consent not to be unreasonable withheld.

6.7                        Legal Proceedings. Notwithstanding that the relevant Party will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)	such counsel has been authorized by the relevant Party;
(b)	the relevant Party has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;
(c)

the named parties to any such action include that any Party hereto and the Indemnified Party will have been advised by counsel that there may be a conflict of interest between any Party hereto and the Indemnified Party; or

(d)	there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to any Party hereto.

6.8                        Contribution. If for any reason other than the gross negligence or bad faith of the Indemnified Party being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Party or insufficient to hold them harmless, the relevant Party will contribute to the amount paid or payable by the Indemnified Party as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the relevant Party on the one hand and the Indemnified Party on the other, but also the relative fault of relevant Party and the Indemnified Party and other equitable considerations which may be relevant. Notwithstanding the foregoing, the relevant Party will in any event contribute to the amount paid or payable by the Indemnified Party, as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross negligence or bad faith of the Indemnified Party), any excess of such amount over the amount of the fees actually received by the Indemnified Party hereunder.

ARTICLE 7

FORCE MAJEURE

7.1                        Events. If either Party hereto is at any time either during this Agreement or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay.

7.2                        Notice. A Party will within three calendar days give notice to the other Party of each event of force majeure under Section 7.1 herein, and upon cessation of such event will furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

ARTICLE 8

GENERAL PROVISIONS

8.1                        Entire Agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement and including, without limitation, the terms and conditions of the Underlying Agreement.

8.2                        No Assignment. This Agreement may not be assigned by any Party hereto except with the prior written consent of the other Parties.

8.3                        Notice. Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by prepaid registered mail deposited in a recognized post office and addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified on the front page of this Agreement. The date of receipt of such notice, demand or other communication will be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third business day after the same will have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee. Any Party may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

8.4                        Time of the Essence. Time will be of the essence of this Agreement.

8.5                        Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties hereto and their respective heirs, executors, administrators and assigns.

8.6                        Currency. Unless otherwise stipulated, all payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of the United States.

8.7                        Further Assurances. The Parties will from time to time after the execution of this Agreement make, do, execute or cause or permit to be made, done or executed, all such further and other acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

8.8                        Applicable Law. The situs of this Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the Province of British Columbia.

8.9                        Severability and Construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, will be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to which any Party hereto is a party, that ruling will not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which will remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

8.10                      Counterparts. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed being deemed to be an original and such counterparts together constituting one and the same instrument and, notwithstanding the date of execution, being deemed to bear the Effective Date as set forth on the front page of this Agreement.

8.11                      No Partnership or Agency. The Parties have not created a partnership and nothing contained in this Agreement will in any manner whatsoever constitute any Party the partner, agent or legal representative of the other Parties, nor create any fiduciary relationship between them for any purpose whatsoever.

8.12                      Consents and Waivers. No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder will:

(a)	be valid unless it is in writing and stated to be a consent or waiver pursuant to this Section 8.12;
(b)	be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;
(c)	constitute a general waiver under this Agreement; or
(d)	eliminate or modify the need for a specific consent or waiver pursuant to this Section 8.12 in any other or subsequent instance.

IN WITNESS WHEREOF the Parties hereto have hereunto set their respective hands and seals as at the Effective Date as herein determined.

THE CORPORATE SEAL OF PLURIS ENERGY GROUP INC., the Company herein, was hereunto affixed in the presence of: /s/ Sacha Spindler Authorized Signatory

THE CORPORATE SEAL OF PLURIS ENERGY GROUP INC., the Subsidiary Company herein, was hereunto affixed in the presence of: /s/ Sacha Spindler Authorized Signatory

BRIAN FIDDLER /s/ Brian Fiddler Brian Fiddler

CW1376539.1